Exhibit 99.3

On March 13, 2024, Turtle Beach Corporation (“Turtle Beach” or the “Company”) acquired Performance Designed Products LLC (“PDP”, collectively with FSAR, “PDP Group”) for consideration that included cash and common stock (the “Acquisition”).

The following unaudited pro forma combined statements of operations for the three months ended March 31, 2024 and the year ended December 31, 2023 present the combined financial information of Turtle Beach and PDP Group after giving effect to the Acquisition, related Financing (as defined in Note 1), and other adjustments described in the accompanying notes. The unaudited pro forma combined financial information does not include an unaudited pro forma combined balance sheet as of March 31, 2024, as the Acquisition was already reflected in the Company’s historical interim unaudited balance sheets as of March 31, 2024 included in Form 10-Q filed with the SEC on May 7, 2024.

The unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro forma combined statements of operations for the three months ended March 31, 2024 and the year ended December 31, 2023 give effect to the Acquisition and the related Financing as if they had been completed on January 1, 2023, the beginning of the period presented.

The unaudited pro forma combined financial information have been derived from and should be read in conjunction with:

(i)

the historical audited consolidated financial statements of the Company, including the notes thereto, as of and for the year ended December 31, 2023 included in Item 8 of the Company’s Annual Report on Form 10-K (File No. 001-35465) filed with the Securities and Exchange Commission (the “SEC”) on March 13, 2024;

(ii)

the historical interim unaudited consolidated financial statements of the Company, including the notes thereto, for the three months ended March 31, 2024 and 2023 included in Item 1 of the Company’s Quarterly Report on Form 10-Q (File No. 001-35465) filed with the SEC on May 7, 2024;

(iii)

the historical audited consolidated financial statements of PDP as of and for the year ended March 31, 2023 attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K (File No. 001-35465) filed with the SEC on May 28, 2024; and

(iv)

the historical interim unaudited financial statements of PDP for the nine months ended December 31, 2023 and 2022, including the notes thereto, attached as Exhibit 99.2 to the Company’s Current Report on Form 8-K (File No. 001-35465) filed with the SEC on May 28, 2024.

The fiscal year of PDP Group has been adjusted to conform to the fiscal year of Turtle Beach for the purpose of presenting the unaudited pro forma combined financial information, pursuant to Rule 11-02(c)(3) of Regulation S-X, given the most recent fiscal year ends differed by more than one fiscal quarter. As such, the statement of operations of PDP Group for the twelve months ended December 31, 2023 was derived from PDP’s historical audited consolidated statement of operations for the year ended March 31, 2023, as well as the interim unaudited consolidated statements of operations for the nine months ended December 31, 2023 and 2022.

Refer to Note 2-Basis of Pro Forma Presentation for the adjustments made to PDP Group’s historical unaudited statement of operations for the twelve months ended March 31, 2023 to conform with the Company’s December 31, 2023 fiscal year end. In addition, the Company’s historical financial results for the three months ended March 31, 2024 include post-acquisition operations of the PDP Group, reported in the referenced Form 10-Q.

The unaudited pro forma combined financial statements have been presented for informational purposes only and are not necessarily indicative of the financial position or results of operations that the combined company would have realized had the Acquisition and the related Financing been completed on the dates indicated, nor are they meant to be indicative of any anticipated or future financial position or results of operations that the combined company will experience following closing of the Acquisition and the related Financing. The pro forma adjustments are estimates based upon available information and certain assumptions that Turtle Beach management believes are reasonable under the circumstances, which are described in the accompanying notes to the unaudited pro forma combined financial statements. Actual results may differ materially from the pro forma amounts reflected herein due to a variety of factors.

In addition, the unaudited pro forma combined statements of operations do not include any cost savings, operating synergies, or revenue enhancements that may be realized subsequent to closing of the Acquisition. The unaudited pro forma combined statements of operations do, however, give effect to the anticipated costs to be incurred by Turtle Beach to effectuate the Acquisition and the related Financing. See Note 4–Pro Forma Acquisition Accounting Adjustments, for further details.

Turtle Beach Corporation

Unaudited Pro Forma Combined Statement of Operations

For the three months ended March 31, 2024

			Pro Forma Adjustments
($ in thousands, except per share data)	Turtle Beach Historical	PDP Group Historical, as Reclassified (Note 2)	Transaction Accounting Adjustments (Note 4)		Financing Adjustments (Note 5)	Pro Forma Combined
Net revenue	$55,848	$22,077	$(2,059)	(a)	$—	$75,866
Cost of revenue	38,062	16,870	—		—	54,932

Gross profit	17,786	5,207	(2,059)		—	20,934

Operating expenses:
Selling and marketing	9,013	2,500	—		—	11,513
Research and development	3,902	1,409	—		—	5,311
General and administrative	5,674	4,729	1,243	(*)	—	11,646
Acquisition-related cost	4,910	—	(4,910)	(e)	—	—

Total operating expenses	23,499	8,638	(3,667)		—	28,470

Operating (loss) income	(5,713)	(3,431)	1,608		—	(7,536)
Interest expense, net	150	632	(632)	(f)	1,615	1,765
Other non-operating expense (income), net	370	(28)	—		—	342

(Loss) income before income tax	(6,233)	(4,035)	2,240		(1,615)	(9,643)
Income tax (benefit) expense	(6,388)	—	6,606	(g)	—	218

Net income (loss)	$155	$(4,035)	$(4,366)		$(1,615)	$(9,861)

Net income (loss) per share:
Basic	$0.01					$(0.47)
Diluted	$0.01					$(0.47)
Weighted average number of shares:
Basic	18,321		2,722	(i)		21,043
Diluted	19,389		1,654	(i)		21,043

*	(b), (c), (d)

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Turtle Beach Corporation

Unaudited Pro Forma Combined Statement of Operations

For the year ended December 31, 2023

			Pro Forma Adjustments
($ in thousands, except per share data)	Turtle Beach Historical	PDP Group Historical, as Reclassified (Note 2)	Transaction Accounting Adjustments (Note 4)			Financing Adjustments (Note 5)	Pro Forma Combined
Net revenue	$258,122	$106,405	$(400)	(a	)	$—	$364,127
Cost of revenue	182,618	80,861	2,085	(h	)	—	265,564

Gross profit	75,504	25,544	(2,485)			—	98,563

Operating expenses:							—
Selling and marketing	43,489	8,778	—			—	52,267
Research and development	17,137	4,437	—			—	21,574
General and administrative	31,321	4,528	7,856	(*	)	—	43,705
Acquisition-related cost	—	—	6,240	(e	)		6,240

Total operating expenses	91,947	17,743	14,096			—	123,786

Operating (loss) income	(16,443)	7,801	(16,581)			—	(25,223)
Interest expense, net	504	2,550	(2,550)	(f	)	7,753	8,257
Other non-operating expense, net	394	29	—			—	423

(Loss) income before income tax	(17,341)	5,222	(14,031)			(7,753)	(33,903)
Income tax expense (benefit)	338	—	(7,847)	(g	)	—	(7,509)

Net (loss) income	$(17,679)	$5,222	$(6,184)			$(7,753)	$(26,394)

Net loss per share:
Basic	$(1.03)	—					$(1.28)
Diluted	$(1.03)	—					$(1.28)
Weighted average number of shares:
Basic	17,135	—	3,450	(i	)		20,585
Diluted	17,135	—	3,450	(i	)		20,585

*	(b), (c), (d)

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1–Description of the Acquisition, Financing and Basis of Presentation

Description of the Acquisition

On March 13, 2024, the Company acquired all the issued and outstanding equity of PDP Group for consideration that included cash and common stock. Consideration for the Acquisition consisted of the issuance of 3.45 million shares of Company common stock and approximately $78.9 million in cash, subject to customary post-closing adjustments for working capital, closing cash, closing debt and closing third party expenses. The fair value of the 3.45 million common shares issued as part of the consideration was determined on the basis of the closing market price of the Company’s common shares on the acquisition date, or $11.03 per share. As a result, the total preliminary purchase consideration was $116.9 million, partially funded by borrowing on the new term loan facility (see details below).

Description of the Financing

On March 13, 2024, Turtle Beach and certain of its subsidiaries entered into a new financing agreement with Blue Torch Finance, LLC, (“Blue Torch”), for an aggregate amount of $50.0 million (the “Term Loan Facility”), the proceeds of which were used to (i) fund a portion of the PDP Group acquisition purchase price; (ii) repay certain existing indebtedness of the acquired business; (iii) to pay fees and expenses related to such transactions and (iv) for general corporate purposes. The Term Loan Facility will amortize in a monthly amount equal to 0.208333% during the first two years and 0.416667% during the third year and may be prepaid at any time subject to a prepayment premium during the first year of the interest payments payable during the first year plus 3.00%. The Term Loan Facility is secured by substantially all of the assets of the Company and its subsidiaries which are party to the Term Loan Facility.

Basis of Presentation

Turtle Beach’s and PDP’s historical audited consolidated financial statements for the year ended December 31, 2023 and March 31, 2023, respectively, were prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Refer to Note 2-Basis of Pro Forma Presentation for the adjustments made to PDP’s historical unaudited statement of operations for the twelve months ended December 31, 2023 to conform with the Company’s December 31, 2023 fiscal year end. There were no material transactions and balances between Turtle Beach and PDP Group for the year ended December 31, 2023.

The unaudited pro forma combined financial statements were prepared using the acquisition method of accounting, as promulgated by the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), based on the historical financial information of Turtle Beach and PDP Group, with Turtle Beach being considered the accounting acquirer. ASC 805 requires, among other things, that under the acquisition method of accounting, the acquired assets and assumed liabilities be recognized at their acquisition-date fair value, using the fair value concepts as defined in ASC Topic 820, Fair Value Measurement (“ASC 820”) as of the date of closing of the Acquisition. The purchase price allocation and valuation are based on preliminary estimates, subject to final adjustments and are provided for informational purposes only.

For purposes of these unaudited pro forma combined financial statements, the fair values assigned to PDP Group’s assets and liabilities are based on a preliminary estimate of fair value. Any excess of the purchase price over the fair values of identified assets to be acquired and liabilities to be assumed will be recognized as goodwill. The allocation of the purchase price to acquired assets and assumed liabilities based on their underlying fair values requires the extensive use of significant estimates and the Company’s judgment. Turtle Beach management believes that the fair values recognized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates of assets and liabilities may change as additional information becomes available and such changes could be material. The final allocation of the purchase price is dependent on a number of factors, including the final valuation of the fair value of all tangible and intangible assets acquired and liabilities assumed.

Turtle Beach believes that the assumptions used in the preparation of the unaudited pro forma combined financial statements provide a reasonable basis for presenting all of the material effects of the Acquisition and the related Financing and that the pro forma adjustments give appropriate effect to those assumptions that are applied in the unaudited pro forma combined financial statements.

Note 2 – Basis of Pro Forma Presentation

PDP Group had a fiscal year of March 31 as compared to the Company’s December 31 fiscal year. In order for the unaudited pro forma combined statement of operations to be comparable to the Company’s, PDP Group’s twelve-month period ended December 31, 2023 was used and was calculated by subtracting the financial results for the April 1, 2022 through December 31, 2022 from the fiscal year ended March 31, 2023 period, and adding financial results for the April 1, 2023 through December 31, 2023 to the fiscal year ended March 31, 2023 period. In addition, since the acquisition of PDP Group was completed on March 13, 2024, the historical results of PDP Group for the three months ended March 31, 2024 do not include 18 days of PDP Group post-acquisition financial results.

Certain historical amounts of PDP Group have been reclassified in the Unaudited Pro Forma Combined Statements of Operations to conform to Turtle Beach presentation. These reclassifications principally consisted of reflecting i) reclassification of certain employee salaries and other personnel-related costs from selling, general, and administrative to cost of revenues, general and administrative and selling and marketing to conform to Turtle Beach presentation ii) reclassification of depreciation, management fee and strategic initiatives included in other operating expense to general and administrative to conform to Turtle Beach presentation, and iii) other immaterial reclassifications.

PDP Group’s twelve-month PDP Group’s twelve-month period ended December 31, 2023 reclassified to conform to Turtle Beach’s presentation were calculated as follows:

		Less:	Add:
	Fiscal Year Ended	Nine- months	Nine- months	Twelve Months
	March 31, 2023	April 1, 2022 to December 31, 2022	April 1, 2023 to December 31, 2023	December 31, 2023
Net revenue	$91,212	$72,663	87,856	$106,405
Cost of revenue	77,172	62,073	65,762	80,861

Gross Profit	14,040	10,590	22,094	25,544

Operating expenses:
Selling and marketing	8,069	6,245	6,954	8,778
Research and development	4,338	3,338	3,437	4,437
General and administrative	4,550	3,610	3,588	4,528

Total operating expenses	16,957	13,193	13,979	17,743

Operating (loss) income	(2,917)	(2,603)	8,115	7,801

Interest expense, net	1,757	1,602	2,395	2,550
Other non-operating expense, net	2,338	2,597	288	29
(Loss) income before income tax	(7,012)	(6,802)	5,432	5,222
Income tax expense	—	—	—	—

Net (loss) income	(7,012)	(6,802)	5,432	5,222

Note 3–Accounting Policies

As part of preparing the unaudited pro forma combined financial statements, Turtle Beach conducted a preliminary review of the accounting policies of PDP Group to determine if differences in accounting policies would result in material differences to the unaudited pro forma combined financial statements. Based on this initial review, Turtle Beach identified certain adjustments that were necessary and quantifiable to conform the accounting policies used to produce PDP Group’s historical financial statements to those of Turtle Beach. These adjustments are documented in Note 4– Pro Forma Acquisition Accounting Adjustments.

As part of the Company’s integration efforts, the Company will perform a comprehensive review of PDP Group’s accounting policies. As a result of this review, management may identify differences between the accounting policies of Turtle Beach and PDP Group, which when conformed, could have a material impact on the financial statements of the combined company. Furthermore, in an effort to present the unaudited pro forma combined financial statements in a manner that the Company believes is clear and most useful, the Company has presented the values contained herein in thousands (unless otherwise stated).

Note 4–Pro Forma Accounting Adjustments

The following pro forma accounting adjustments relate to the Unaudited Pro Forma Combined Statements of Operations for the three months ended March 31, 2024 and the year ended December 31, 2023.

(a)	To reflect an adjustment to conform the estimation of PDP Group’s sales allowance with Turtle Beach accounting policies.

(b)

Represents recognition of new amortization expense resulting from intangibles identified as part of the estimated purchase price allocation and elimination of historical amortization expense. Estimated incremental intangible amortization expense totaling $1.58 million and $7.58 million that would have been recognized by Turtle Beach during the three months ended March 31, 2024 and year ended December 31, 2024, respectively. PDP Group’s historical amortization of intangibles was not material.

(c)

Represents incremental straight-line operating lease expense of $0.03 million for three months ended March 31, 2024 and $0.15 million for the year ended December 31, 2023 respectively related to increase in right-of-use asset to reflect favorable terms of the lease when compared with market terms.

(d)

Represents other adjustments to PDP Group’s general and administrative operating expenses totaling ($0.37 million) for the three months ended March 31, 2024 and $0.13 million for the year ended December 31, 2023 to conform with Turtle Beach accounting policies.

(e)

Represents removal of the transaction costs of $4.91 million included in the historical income statement of the Company for the three months ended March 31, 2024 and to record the non-recurring transaction costs of $6.24 million incurred and expected to be incurred by Turtle Beach in pro forma income statement for the year ended December 31, 2023.

(f)

To reflect removal of interest expense attributable to PDP Group’s historical indebtedness, which is extinguished and paid off in connection with the Acquisition of $0.63 million for three months ended March 31, 2024 and $2.55 million for the year ended December 31, 2023 respectively.

(g)

To reflect removal of $6.61 million of income tax benefit for the three months ended March 31, 2024, and to recognize $7.85 million of income tax benefit for the year ended December 31, 2023, related to the release of the Company’s valuation allowance for PDP Group acquired net deferred tax liabilities. Turtle Beach concluded that the deferred tax liabilities related to the PDP Group acquisition were sufficient to realize its preexisting deferred tax assets. There is no income tax impact resulting from pro forma accounting adjustments as any income tax benefit would be fully offset by a valuation allowance.

(h)

Represents the adjustments to cost of revenues associated with the recognition of inventory step-up of the $2.09 million, based on estimated fair values determined as of the closing date. The pro forma income statement for the year ended December 31, 2023 is adjusted to increase cost of sales by the same amount as the inventory that is expected to be sold within one year of the acquisition date. No adjustment is required to be made for the three months ended March 31, 2024.

(i)

Represents the impact to basic and diluted weighted-average shares outstanding resulting from the 3.45 million Turtle Beach common shares issued as part of the purchase price. For the three months ended March 31, 2024, the historical Turtle Beach basic and diluted weighted-average shares outstanding reflected the 3.45 million shares outstanding for 18 days; therefore, the pro forma adjustment increased the shares outstanding by 2.77 million. For the year ended December 31, 2023, the historical Turtle Beach basic and diluted weighted-average shares outstanding did not reflect any of the common shares issued as part of the purchase price; therefore the pro forma adjustment increased the shares outstanding by 3.45 million.

Note 5–Pro Forma Financing Adjustments

The pro forma financing adjustments reflects the pro forma interest expense and amortized debt issuance costs adjustment for the three months ended March 31, 2024 and year ended December 31, 2023 respectively, calculated as follows.

	For January 1, 2024 through March 12, 2024	For the year ended December 31, 2023
($ in thousands)
Estimated interest expense	$1,426	$6,843
Amortization of debt issuance costs	189	910

Financing Adjustments to Interest expense, net	$1,615	$7,753

A 1/8 of a percentage point increase or decrease in the benchmark rate for the Term Loans would result in a change in interest expense of approximately $0.02 million and $0.06 million for the three months ended March 31, 2024, and the year ended December 31, 2023, respectively.